Rio  Vista
O C T O B E R  4,  2 0 0 6

Issuer Free Writing Prospectus

Filed Pursuant To Rule 433

Registration Statement No. 333-128888

October 4, 2006
The issuer has filed a registration statement (including a
prospectus) with the SEC for the offering to which this
communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these
documents for free by visiting EDGAR on the SEC Web site at
www.sec.gov. dealer participating in the offering will arrange to send you the prospectus if you request it by calling (713) 335-4000.
The prospectus relating to this offering is available by clicking on the following link:
http://www.sec.gov/Archives/edgar/data/1340282/000119312506027644/d424b3.htm.

D  isclaimer

Forward-Looking Statements

Forward-Looking Statements: All statements, other than statements of historicalfact, included in this presentation are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, which are more fully described in Rosetta Resources Inc.’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.  These risks, uncertainties and assumptions could cause actual results to differ materially from those described in the forward-looking statements. Rosetta Resources Inc. assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

D e t e r d i n g  # 8 ,   R i o  V i s t a ,  C a l i f o r n i a

K     ey Facts

▪
Rio Vista is the largest onshore gas field in
California – 3.6 TCF produced to date.*
▪
Peak production was 600 MMCFE/D in 1945.*
▪
Field was discovered in 1936 by Amerada.*

▪
Interest in Rio Vista Field acquired from
Amerada Hess by Sheridan Energy January 25, 1999.
▪
Sheridan Energy acquired by Calpine October 1, 1999
▪
Sold to Rosetta Resources Inc. July 7, 2005.
* California Department of Conservation.

W  ell Count

▪ Currently producing wells	135
▪ Wells waiting on completion	4
▪ Shut-in wells with recompletion potential	63
Total *	202

* Gross

F  ield Geology

The stratigraphic section of Rio Vista is madeup of Cretaceous to Eocene marine rocks that are unconformably overlain by Miocene and Pliocene non-marine sediments. All of the section is known to be productive.  The deepest well in Rio Vista has seen the Forbes section at a TD of 15,050’.
The gas field trap is described as adownthrown rollover anticline that is elongate to the NW.  The Eocene Domingene and Paleocene Hamilton formations, which are massive marine sandstones, have been the most prolific producers in Rio Vista.  Middle shelf sequences of the Eocene Capay and Paleocene Martinez have been found productive and there is considerable production from deeper marine turbidites of the  Cretaceous Petersen and Winters formations.

STARKEY - 8700'
PETERSON - 9500'
CRETACEOUS
WINTERS - 10800'

2 0 0 0 ’  t o  1 2 0 0 0 ’
R  io Vista Type Log

N  ew  Technology Implemented Since 1997

▪
 Hydraulic fracturing – new to Sacramento Basin
▪
3D seismic survey utilizing specialacquisition recording and processing procedures to optimize data for amplitude versus offset interpretation (AVO)
▪
Under-balanced drilling in low pressure reservoirs
▪
Petrophysical/log processing using neuralnetwork processing techniques
▪
Frac pack sand control

MMcfe per day (Gross 8/8ths)
Production added by Rosetta Team
0
10
20
30
40
50
60
70
80
90
100
110
Jan-99
Jan-00
Jan-01
Jan-02
Jan-03
Jan-04
Jan-05
Jan-06
Jan-07
Jan-08

P  roduction Curves - Gross

Forecast
Rio Vista Daily Wellhead Production – Gross Operated
Current rate = 52 MMCFE/D

Rio Vista Stratigraphic Column
Gas Zones
TERTIARY
CRETACEOUS
EOCENE
PALEOCENE
UPPER
UNDIFFERENTIATED NON-MARINE
NORTONVILLE
EMIGH
CAPAY
HAMILTON
ANDERSON
MARTINEZ
McCORMICK
MOKELUMNE
STARKEY
PETERSEN
WINTERS
Det 7
PA 51
Welch 17
Wilcox 12
RVGU 240
RVGU 263
Wilcox 13
Welch 13
PA 55
RVGU 262
RVGU 261
RVGU 265
Wilcox 14
Twitchel 4
H And3
Emigh 10
RVGU 270
RVGU 272
Twitchel 5
Det 8
Winters tested wet
Original objective in Winters, developed
hole problems, good ML shows re-drill as Wilcox 14
Net Pay Encountered in Primary Objective
Net Pay Encountered in Secondary Objective
Current Completion

R  io Vista Wells

( N o v e m b e r  5,  2 0 0 5  –  S e p t e m b e r  2 5,  2 0 0 6)

Other, 4%
Mokelumne, 3%
Winters, 5%
Nortonville, 5%
McCormick, 8%
Lower Capay, 9%
Emigh/Emigh F, 9%
Hamilton, 11%
Upper Capay, 14%
Martinez, 32%

R    io Vista Production
Proved and Probable Location Inventory
Total 130 Locations

Others
3%
Martinez
19%
Mokelumne
16%
Winters
8%
Nortonville
1%
McCormick
1%
Lower Capay
8%
Emigh
8%
Hamilton
12%
pper Capay
24%

R    io Vista Production
P r o d u c t i o n   b y  R e s e r v o i r
52 Mmcfe/d

S o u t h e r n   E x t e n s i o n
R  io Vista – Upper Capay and Martinez

▪
Recently drilled wells have extended the
Upper, Middle, Lower Capay and also
the Martinez within the Rio Vista Gas
Field.
▪
Two Capay wells drilled in the Southern
Extension, RVGU 265 and RVGU 270
are producing 0.6 and 1.5 MMCFE/D
respectively and the two Martinez wells
drilled in the extension, Twitchell 4 and
Twitchell 5 are producing 1.8 and 3.2
MMCFE/D respectively.
▪
This extension has added 18 Bcf of
proved and probable reserves to date.
Capay Extension
Martinez Extension

▪
Acquiring 12.0 sq. mi. (~7700 acres)proprietary 3D seismic data over the Southern Rio Vista Gas Unit.
Approximately 70% (~ 5400 acres) of the 3D covers acreage with no seismic coverage.
▪
Prospective zones include the
Nortonville, Capay, Hamilton,
Martinez, and McCormick.
▪
Only 17 wells in survey – only 4 below 5000’.
▪
20 BCF reserve potential.
B r a d f o r d  I s l a n d  3 D  S h o o t
R  io Vista

▪
Over 1.1 Tcf of gas produced to the North,
East and South of Rio Vista field.  Only 5
penetrations to date in this 90-square mile
field area.
▪
Welch
with producing rate of 3 MMcfe/d.
13 well drilled in April in the Winters
▪
W
K1 but not logged due to hole conditions.
ilcox 13 has good mud log shows in the
▪
Wilcox 14 well has good mud log shows and
calculated pay on open hole logs but tests
show zone to be wet. Maddie location to be
drilled with deep rig in 2007.
▪
Identification of additional locations is
currently underway. Plans underway for K1
test in Wilcox 13 fault block.
Rio Vista Unit
K 1  &   W i n t e r s  P l a y
R  io Vista

C  ash Cost Structure 2006

	Rio Vista	Total Company
Costs/MCFE
▪ Direct LOE	$0.70	$0.64
▪ Ad Valorem Tax	0.47	0.22
▪ Production Tax	0.00	0.21
▪ Workover	0.04	0.14
▪ Insurance	0.01	0.02
Total Lifting Costs	$1.22	$1.23

ROSETTA RESOURCES
CALIFORNIA LLC.
VISITOR'S
PARKING

C  ost Control Innovation

4N 2E
4N 3E
Emigh #1
Rio Vista Field Office
Big Brannan Compressor Station
Deterding Compressor Station
Baby Brannan Compressor Station
3N 2E
3N 3E

F  ield Trip

▪
Rio Vista Office
▪
Detering Compressor
▪
Big Brannan
▪
Baby Brannan
▪
Emigh #1

F  ield Delivery Points

•
CPN Delivery Points
▪
Main CPN Delivery Point
(High Pressure)
▪
Secondary CPN Delivery
Point (High Pressure)
•
PG&E Delivery Points
▪
Twitchell-PG&E Delivery Point
(Low Pressure)
▪
Main-PG&E Delivery Point
(High Pressure)
▪
West-PG&E Delivery Point
(High Pressure)
West-PG&E Delivery
Point
Secondary-CPN Delivery
Point
Main-CPN Delivery
Point
Main-PG&E Delivery
Point
Twitchell-PG&E Delivery
Point

C  ompressor Stations

Comp Station	BHP	Suction PSIG	Discharge PSIG	Capacity MCFPD	Market Delivery Capacity	Current MCFPD	Deliver To
Deterding	3,100	3	850	9,000	9,000	4,500	Calpine /PG&E
Big Brannan	6,600 1,600	75	900	37,500 9,000	37,500	21,000	Calpine/PG&E
Baby Brannan		3	80		0	0	Big Brannan
					46,500	Total

G  as Marketing

C a l p i n e   G a s   S a l e s   C o n t r a c t   S u m m a r y
▪
Covers all production from leases in producing as of
May 2006 (including new wells).
▪
Expires December 31, 2009 with a Right of First
Refusal for an additional 10 years.
▪
Price based on published index market prices for Sac
Basin (PG&E Citygate)
▪
Gas is delivered to Calpine pipeline for delivery to
Calpine power plants or PG&E during plant
curtailments.
▪
Gas is paid for one business day in arrears to minimize
credit exposure.

G  athering System Projects

▪
 PG&E Gathering System
➢
Reduce operating cost and increase gathering
efficiencies
➢
Assets Identified and PSA complete
➢
Requires 851 filing with PUC
➢
Expected acquisition in mid to late 2007
▪
PG&E Bradford Island Pipeline
➢
PG&E line from emerging development area
➢
Completing due diligence
➢
Expected closing in November (no PUC filing)
▪
PG&E Twitchell Island Pipeline
➢
Provides additional capacity on East side of the
unit
➢
Under evaluation
▪
ConocoPhillips Pipelines
➢
Abandoned lines that extend into future
development areas
➢
Started preliminary negotiations

alifornia Demand
C
California Gas Production
13%
87%
Gas Imports
State Avg. Gas Use = 6 bcf/d
Calpine Local Gas Use  350 MMCFE/D

Calpine Power Plants	MW/h	MMcf/d
Greenleaf 1	50	11
Greenleaf 2	50	11
Feather River	35	10
Sutter	500	90
DEC	800	130
LMEC	500	80
Dow	65	18
Total	2,000	350
* California Energy Commission Report Natural Gas Facts

$/MMBTU
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PG&E

H  istorical Prices PG&E

$/MMBTU
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Daily Gas Daily Midpoint Henry Hub
PG&E

H  H GD  vs. PG&E Historical

10
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0
-2
$/MMBTU
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B  asis Differential HH GD vs. PG&E

PG&E as a % of Henry Hub GD
160%
140%
120%
100%
80%
60%
40%
% of Henry Hub GD
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3/1/2002
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Date

P  G&E as a % of Henry Hub GD